UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 1, 2004
Date of report (Date of earliest event reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

(800) 426-5523
(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the February 2004 Monthly Review of the Fund’s performance by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2004	By:	/s/Carol Wang
		Name:	Carol Wang
		Title:	Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW

February 2004

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

     The TAIEX registered a gain of 6.20% in US dollar terms in February. The recent increase in domestic consumption continued in February and produced strong performance for sectors such as food, tourism, and banking, which each increased over 10% in NT dollar terms during the month. Other sectors that prospered in February included iron & steel, paper & forest products, wire & cable, automobiles, tires & accessories, cement and textiles & apparel. The only three sectors that lagged the market were chemicals, electronics, and plastics. The market’s average daily turnover rose 30% in February following January’s 96% surge, indicating strong market liquidity and rising investor enthusiasm.

     In US dollar terms, the Fund returned 4.40% in February. Most of our underperformance can be attributed to the Fund’s focus on higher quality stocks, as the market’s February gain was driven primarily by lower quality stocks that were playing catch-up. In addition, the Fund’s slightly overweight position in the semiconductor sector negatively affected the Fund’s performance. Conversely, our overweight position in the steel sector positively affected the performance of the Fund.

     For March, we expect the market to continue its upward move, as strong liquidity and the improving economic outlook maintain the market’s current momentum. The upcoming presidential election should not put too much pressure on the market as investors aggressively position themselves for any dip. Our view of Taiwan’s market remains positive and we expect to see the market continue moving upward in the foreseeable future.

Total Fund Sector Allocation

	% of
As of 02/29/04	Total Fund	% of TAIEX
Semiconductor	21.50	20.05
Finance	17.90	19.37
PC & Peripherals	12.60	13.65
Electronics	10.50	10.55
Plastics	6.40	9.13
Telecommunications	6.30	6.19
Iron & Steel	4.50	3.40
Shipping	3.70	2.85
Automobiles, Tires & Accessories	3.70	1.32
Textiles & Apparel	1.60	1.84
Electrical Equipment	1.40	1.29
Chemicals	0.60	1.37
Cement	0.70	0.94
Retail	0.70	0.85
Wire & Cable	0.60	0.80
Others & Miscellaneous	5.40	6.40
Total	98.10	100.00
Cash	1.90
Tech	50.90	50.96
Non-Tech	29.30	29.67
Financial	17.90	19.37
Total Net Asset: US$248.44Million

Top 10 Holdings of Total Fund Portfolio

As of 02/29/04	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co.	7.01
Cathay Financial Holding Co. Ltd.	4.67
United Microelectronics Corp. Ltd.	3.85
Au Optronics Corp.	3.73
China Steel Corp.	3.62
Hon Hai Precision Industry Co. Ltd.	3.37
Chinatrust Financial Holding Co. Ltd.	2.97
Advanced Semiconductor Engineering, Inc.	2.73
Chunghwa Telecom Co. Ltd.	2.66
MediaTek, Inc.	2.53
NAV: US$15.18 Price: US$13.61 Discount: -10.34%
No. of Shares: 16.4Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	4.40	6.20
Fiscal Year to Date**	18.39	22.77
One Year	53.79	59.15
Three Years	1.16	4.99
Five years	0.82	1.21
Ten Years	1.73	–0.07
Since Inception	10.70	11.94

*	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the Taiwan Stock Exchange Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

**	The Fund’s fiscal year commences on September 1.

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Premium/Discount of TWN

Market Data

	As of 01/31/04	As of 02/29/04
TAIEX	6375.38	6750.54
% change in NTD terms	8.23	5.88
% change in USD terms	10.18	6.20
NTD Daily avg. trading volume (In Billions)	123.08	160.48
USD Daily avg. trading volume (In Billions)	3.69	4.83
NTD Market Capitalization (In Billions)	13429.22	14701.97
USD Market Capitalization (In Billions)	402.68	442.16
FX Rate: (US$/NT$)	33.35	33.25

Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Jovi Chen

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